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FOR IMMEDIATE RELEASE

CONTACT: William Teeple
         Moll Industries, Inc.
         (865) 329-5365

MOLL INDUSTRIES, INC. ANNOUNCES PARTIAL TENDER OFFER AND CONSENT
SOLICITATION FOR SENIOR NOTES

KNOXVILLE, TN (JUNE 13, 2000) - Moll Industries, Inc. (the "Company") announced today that it has commenced a tender offer for a portion of its outstanding $100 million principal amount of 11-3/4% Senior Notes due 2004 (the "Offer") and a consent solicitation relating to the Notes (the "Solicitation").

The Company is offering to purchase up to $50.0 million aggregate principal amount of Notes for cash. In conjunction with the Offer, the Company is also soliciting consents (the "Consents") to (i) permit an increase in the maximum amount of revolving credit borrowings to the same amount permitted by the terms of the indenture for the 10-1/2% Senior Subordinated Notes due 2008 and to (ii) prohibit the Company from using certain proceeds of asset sales for any purpose before making a repurchase offer to Noteholders (the "Proposed Amendments").

Each owner of Notes (a "Holder") has the following four options in connection with the Offer and Solicitation:

- TENDER NOTES BY CONSENT DATE (5:00 P.M., NEW YORK CITY TIME, ON JUNE 26, 2000). Holders of Notes that are validly tendered and not withdrawn prior to the Consent Date will receive a price (the "Purchase Price") of $690.00 per $1,000 principal amount of Notes that are accepted for purchase, plus a consent payment (the "Consent Payment") of $10.00 per $1,000 principal amount of such Notes, for total consideration (the "Total

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         Consideration") of $700.00 per $1,000 principal amount of such Notes, plus accrued and unpaid interest to the purchase date.

- TENDER NOTES AFTER CONSENT DATE, BUT BY EXPIRATION DATE (5:00 P.M., NEW YORK CITy TIME, JULY 11, 2000). Holders of Notes that are validly tendered and not withdrawn after the Consent Date, but by the Expiration Date, will receive the Purchase Price for Notes that are accepted for purchase, plus accrued and unpaid interest, but will not receive any Consent Payment.

-        CONSENT TO PROPOSED AMENDMENTS BY CONSENT DATE WITHOUT TENDERINg.
         Holders of all Notes in this category will receive the Consent Payment only.

- DECLINE TO VALIDLY TENDER OR CONSENt. Holders of Notes in this category will NOT be eligible to receive the Purchase Price or the Consent Payment.

The offer to purchase Notes is limited to a maximum aggregate principal amount of $50.0 million. If more than $50.0 million principal amount of Notes is validly tendered and not withdrawn on or prior to the Expiration Date, the Company will accept Notes on a pro rata basis from all tendering holders.

Any tender of Notes pursuant to the Offer will also constitute the delivery of a Consent with respect to such Notes, even if some of such Notes are not accepted because the Offer is oversubscribed. However, holders of Notes that were validly tendered and not withdrawn prior to the Consent Date will receive the Consent Payment on any Notes that were not accepted because the offer was oversubscribed.

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The Offer will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended or earlier terminated. The Solicitation will expire at 5:00 p.m., New York City time, on the Consent Date, unless extended or earlier terminated. The Company's obligations in respect of the Offer and the Solicitation are conditioned upon, among other things, closing of requisite financing, receipt of requisite consents to the Proposed Amendments and the satisfaction of other customary conditions. The complete terms and conditions of the Offer and Solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement dated June 13, 2000.

Banc of America Securities LLC is the exclusive dealer manager and the solicitation agent for the Offer and the Solicitation. D.F. King & Co., Inc. is acting as information agent for the Offer and Solicitation. The depositary for the Offer and Solicitation is State Street Bank and Trust Company. Questions concerning the Offer and the Solicitation may be directed to Banc of America Securities LLC, attention of Henk Bouhuys at (704) 388-2842 or (888) 292-0070. Copies of the Offer to Purchase and Consent Solicitation Statement dated June 13, 2000 may be obtained from the information agent at (212) 269-5550 or (800) 269-6427.

Located in Knoxville, Tennessee, Moll Industries, Inc. (a Delaware Corporation) is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer and the Consent Solicitation are made solely by the Offer to Purchase and Consent Solicitation Statement dated June 13, 2000 by the Company.

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